Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made effective as of January 25, 2006 (the “Effective Date”), by and among SV Probe Pte. Ltd, a corporation organized under the laws of Singapore (“SV Singapore”), SV Probe, Inc., a California corporation (“SV US”, and together with SV Singapore and its subsidiaries collectively referred to as “Purchaser”), Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (“K&S”), K&S Interconnect, Inc., a Delaware corporation (“Interconnect”), Kulicke and Soffa (Suzhou), Ltd., a corporation organized under the laws of the Peoples Republic of China (“Chinese Sub”), Kulicke and Soffa (Japan) Ltd., a corporation organized under the laws of Japan (“Japanese Sub”), Kulicke & Soffa (S.E.A.) Ptd Ltd., a corporation organized under the laws of Singapore (“Singaporean Sub”), and Kulicke & Soffa Test Taiwan Co. Ltd., a corporation organized under the laws of Taiwan (“Taiwanese Sub”). Chinese Sub, Japanese Sub, Singaporean Sub and Taiwanese Sub, together with Probe Technology S.A.S. France, a corporation organized under the laws of France (“French Sub”), are collectively referred to herein as the “Subsidiaries.” Interconnect and the Subsidiaries are referred to herein collectively as the “Seller Group.”

RECITALS

A. Seller Group is engaged in the manufacture and sale of wafer test solutions (the “Business”) and certain other lines of business. Seller Group desires to sell substantially all of the assets, and assign certain of the liabilities, that relate to the Business to Purchaser, and Purchaser desires to purchase such assets and assume such liabilities, subject to the terms and conditions of this Agreement.

B. K&S indirectly or directly owns all or substantially all of the issued and outstanding capital stock or other equity interests of each member of Seller Group. Ellipsiz Ltd., a corporation organized under the laws of Singapore (“SV Parent”), indirectly or directly owns a majority of the issued and outstanding shares of the capital stock of Purchaser.

C. At the time of, and in connection with, the first closing of the sale of assets to Purchaser, the parties desire to enter into a transition services agreement and certain other agreements to facilitate the transition of the Business to Purchaser following the Initial Closing, as described more fully herein.

Therefore, based on the foregoing premises and for other good and valuable consideration, the parties do hereby agree as follows:

AGREEMENT

1. Sale of Assets.

(a) Upon the terms and conditions set forth in this Agreement, at the Initial Closing or the China Closing, as applicable, Seller Group shall, and K&S shall cause Seller Group to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller Group, the assets that are described below and used exclusively in the Business (the “Assets”), free and clear of any Claims other than Permitted Claims:

(i) any and all furniture, fixtures, improvements, equipment (including office equipment), machinery, parts, computer hardware, tools, vehicles and all other tangible personal property that is used or held for use exclusively in the Business listed on Schedule 1(a)(i);

(ii) any and all rights of Seller Group in and to (collectively, the “Proprietary Rights”):

(1) the Trademarks listed in Schedule 5(j)(i)(1), the Patents and Patent applications listed in Schedule 5(j)(i)(2) and the Copyrights and applications for Copyright registration listed in Schedule 5(j)(i)(3);

(2) the product names listed on Schedule 1(a)(ii)(2); and

(3) any and all inventions, formulae, processes, schematic drawings, secret processes, product plans, logos, trade names, unregistered trademarks, unregistered patents, unregistered copyrights, trade secrets, know-how, technical information, software (including all source code and object code and without limitation software developed by Seller Group and software acquired or leased from any other person or entity in which Seller Group has any right, title or interest), databases, supplier lists, customer lists, domain names, internet addresses, and any and all other intellectual property, in each case that relate exclusively to the Business;

(iii) any and all claims and rights (and benefits arising therefrom) of Seller Group with or against all persons, including all express or implied warranties from any supplier of Seller Group, with respect to the Assets, in each case to the extent such transfer is permitted by law and only to the extent any such claim or right is exclusively related to an Asset or Assumed Liability;

(iv) any and all Transferred Receivables relating to the Business set forth on the Closing Receivables Schedule;

(v) any and all Inventory relating to the Business set forth on the Closing Inventory Schedule;

(vi) any and all contracts, agreements and purchase and sales orders that relate exclusively to the Business, to the extent they are transferable and are designated on Schedule 5(l) (under a subheading to such effect or otherwise) as Contracts to be assigned and assumed, and any other contracts, agreements and purchase and sales orders that relate exclusively to the Business that are entered into after the date hereof that Purchaser agrees in writing to assume to the extent transferable (collectively, the “Assumed Contracts”);

(vii) any and all permits, licenses, certificates, approvals and other similar authorizations of any Federal, state, local, municipal or other domestic or foreign governmental entities that are used exclusively in the Business and listed on Schedule 1(a)(vii), to the extent transferable;

(viii) any and all goodwill of the Business;

(ix) any and all copies of payroll records for any Transferred Employees that consent to the transfer of their payroll records, and copies of all sales invoices, accounts receivable and accounts payable records, warranties on all supplies and equipment, manuals related to the Assets, drawings, files, papers, and other records of Seller Group, in each case that relate exclusively to the Business or the Assets (collectively, “Books and Records”). For the avoidance of doubt, Books and Records shall exclude any and all income tax returns of Seller Group and its affiliates;

(x) subject to proration as described in Section 3(e) hereof, any and all Prepaids relating exclusively to the Business; and

(xi) any and all other assets, if any, listed on Schedule 1(a)(xi).

2. Excluded Assets. Any and all assets of Seller Group, including assets used in the Business, that are not expressly listed above in Section 1(a) are excluded from the Assets and shall not be assigned to Purchaser under this Agreement. For the sake of clarity, and notwithstanding any provision of this Agreement to the contrary, the Assets shall not include the following (the “Excluded Assets”):

(a) any and all cash, cash equivalents and accounts receivable of Seller Group, other than Transferred Receivables;

(b) any and all rights of Seller Group in and under this Agreement;

(c) any and all assets specifically excluded from the definition of Assets under clauses (i) through (xi) of Section 1(a) of this Agreement.

(d) any and all interests in real property and any leasehold improvements thereto, and all related rights;

(e) any and all equity interests of or in any member of Seller Group, whether in the form of stock, membership interests, partnership interests or otherwise;

(f) any and all of the minute books, stock record books or tax records of any member of Seller Group; and

(g) any and all of the assets identified on Schedule 2(g).

3. Purchase Price.

(a) Consideration. Subject to and upon the terms and conditions of this Agreement, in consideration of and payment in full for the transfer of Assets, Purchaser shall deliver to Seller Group the aggregate cash consideration set forth in Section 3(a)(i) below, as may be adjusted pursuant to Section 3(d) hereof, and shall assume those certain liabilities, obligations and agreements specifically described in Section 3(b) below.

(i) Purchase Price. The aggregate cash consideration (the “Purchase Price”), subject to adjustment under Section 3(d) hereof, shall be Ten Million United States Dollars (US$10,000,000). At the Initial Closing, Purchaser shall pay the Purchase Price, as and if adjusted pursuant to Section 3(d) hereof, by wire transfer of immediately available funds in the full amount of the Purchase Price to an account designated by Interconnect on behalf of each member of Seller Group. Interconnect shall provide wire transfer instructions in writing to Purchaser at least two business days prior to the Initial Closing.

(b) Assumption of Certain Obligations. At the Initial Closing, Purchaser shall assume and agree to perform and discharge and indemnify Seller Group against the following (collectively, the “Assumed Liabilities”):

(i) all trade accounts and other accounts payable that were incurred in the ordinary course of operation of the Business and are identified in the Closing Payables Schedule; and

(ii) all obligations of Seller Group under the Assumed Contracts; provided, however, that Purchaser is not agreeing to, and will not, assume, pay, perform, discharge or indemnify Seller Group against or with respect to any debt, liability or obligation (1) which is the result of a violation by Seller Group of any Contract on or prior to the Initial Closing, or (2) which arises out of any Contract which is not assigned to Purchaser (except where Purchaser is solely responsible for failure of assignment) or which is not designated on Schedule 5(l) hereto as a Contract to be assumed by Purchaser, or (3) which arises out of any lease for any period prior to the Initial Closing.

Except as specifically set forth in this Section 3(b), and notwithstanding that liabilities of Seller Group are set forth in the Schedules hereto or otherwise disclosed in connection with this Agreement (including, without limitation, the representations and warranties of Seller Group), Purchaser is not agreeing to, and shall not, assume, pay, perform or discharge any debts, liabilities, taxes, commitments or obligations of Seller Group of any kind whatsoever, known or unknown, contingent or fixed (including costs and expenses incurred in defending any claims therefor), including without limitation any indebtedness of Seller Group to K&S or any officer, director, employee, agent or affiliate of Seller Group.

(c) Allocation of Purchase Price. The Purchase Price shall be allocated by the parties among the Assets as set forth on Exhibit B attached hereto. Seller Group and Purchaser shall cooperate on the timely filing of Internal Revenue Form 8594, which will be prepared in conformity with such purchase price allocation and principles.

(d) Net Working Capital Adjustment.

(i) Deliverables at Signing. Attached hereto as Schedule 3(d) are (collectively, the “January 23, 2006 Working Capital Schedules”):

(1) a listing of all accounts payable of the Business (“Payables”) as of January 23, 2006 and the carrying value of such accounts payable on the Books and Records as of such date (the “January 23, 2006 Payables Schedule”);

(2) a listing of certain accounts receivable of the Business (“Transferred Receivables”) as of January 23, 2006 and the carrying value of such accounts receivable on the Books and Records as of such date (the “January 23, 2006 Receivables Schedule”), the aggregate carrying value of which is $6,000,000; and

(3) a listing of all of the inventory of the Business included in the Assets (“Inventory”) and the carrying value of such inventory on the Books and Records as of such date (the “January 23, 2006 Inventory Schedule”).

(ii) January 23, 2006 Net Working Capital Value. Based on the January 23, 2006 Working Capital Schedules, the Net Working Capital Value as of January 23, 2006 is $9,300,000 (“January 23, 2006 Net Working Capital Value”).

For purposes of this Agreement, “Net Working Capital Value” as of a specified date shall mean the carrying value of Transferred Receivables, plus the net carrying value of Inventory, plus the carrying value of the portion of the Prepaids prorated to Seller Group pursuant to Section 3(e) hereof, minus the carrying value of Payables, in each case on the Books and Records as of such date.

(iii) Deliverables at Closing. At the Initial Closing, Seller Group will deliver to Purchaser:

(1) schedules listing each of the following and their respective carrying value on the Books and Records, dated as of the business day immediately preceding the Initial Closing Date (collectively, the “Closing Working Capital Schedules”): (A) the Transferred Receivables (the “Closing Receivables Schedule”), (B) Inventory (the “Closing Inventory Schedule”), and (C) Accounts Payable (the “Closing Payables Schedule”); and

(2) a statement (the “Closing Net Working Capital Statement”) showing its calculation of Net Working Capital Value as of the Initial Closing Date (“Closing Net Working Capital”).

(iv) Purchaser’s Audit of Schedules. For thirty (30) calendar days following the Initial Closing, Seller Group shall cooperate with Purchaser in connection with any audit of such Closing Working Capital Schedules conducted by Purchaser (in its sole discretion and at its own expense) and shall respond to Purchaser’s reasonable requests for information in connection with such audit. In addition, prior to the Initial Closing, Purchaser may (in its sole discretion and at its own expense) retain an audit firm to conduct an audit of the January 23, 2006 Working Capital Schedules and Seller Group shall cooperate with any reasonable requests for information and documents in connection with such audit.

(v) Dispute Resolution.

(1) If Purchaser desires to dispute any of the Closing Working Capital Schedules or the calculation of the Closing Net Working Capital, Purchaser shall notify Seller Group within thirty (30) calendar days after the Initial Closing. If Purchaser does not so dispute any such item within such 30 day period, then the Closing Net Working Capital Statement shall be deemed final and conclusive (and shall in such case be deemed the “Final Closing Net Working Capital Statement”).

(2) In the event of a dispute as contemplated under the preceding paragraph, Purchaser and Seller Group shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within ten (10) calendar days after delivery of the dispute notice, then any remaining items in dispute shall be submitted to an agreed upon nationally recognized accounting firm, whose resolution of such items shall be final and conclusive. The Closing Net Working Capital Statement, as modified in accordance with such a resolution of disputed items, shall be deemed final and conclusive (and shall in such case be deemed the “Final Closing Net Working Capital Statement”).

(vi) Adjustments to Purchase Price. Based on the Closing Net Working Capital Value set forth in the Final Closing Net Working Capital Statement, the Purchase Price will be increased or decreased dollar for dollar as follows (as so adjusted, the “Closing-Adjusted Purchase Price”):

(1) if the Closing Net Working Capital Value is more than the January 23, 2006 Net Working Capital Value, the Purchase Price will be increased by the amount that the Initial Closing Net Working Capital exceeds the January 23, 2006 Net Working Capital Value;

(2) if the Closing Net Working Capital Value is less than the January 23, 2006 Net Working Capital Value, the Purchase Price will be decreased by the amount that the Closing Net Working Capital is less than the January 23, 2006 Net Working Capital Value;

(3) if the Closing Net Working Capital Value is equal to the January 23, 2006 Net Working Capital Value, the Purchase Price will not be adjusted.

(vii) Payment of Any Adjusted Amount. Purchaser or Seller Group, as applicable, shall within ten (10) business days following determination of the Final Closing Net Working Capital Statement, wire transfer funds in the amount of the difference between the Purchase Price and the Closing-Adjusted Purchase Price.

(e) Credits and Prorations. Seller Group and Purchaser shall prorate all Prepaids, including any payments due or advanced under any lease as of the Initial Closing Date. With respect to any amounts that have not yet been billed or otherwise determined, Seller Group and Purchaser shall prorate such amounts based on the most recent ascertainable bill, based on when such Prepaids and other assessments are due and payable. Prepaids that are prorated to Seller Group shall be included in the calculation of Net Working Capital Value for purposes of Section 3(d) hereof, to the extent that such Prepaids are transferred to Purchaser. “Prepaids” as used in this Agreement shall mean, subject to proration as described in this paragraph, all prepaid expenses, security deposits, advances made by Seller Group and all other prepaid items, credits and discounts for or toward the purchase of goods, services and Inventory relating to the Business, which have not as of the Initial Closing Date been received in full by the Business.

4. Closings.

(a) Initial Closing. Subject to the satisfaction or waiver of all conditions of the Initial Closing set forth in this Agreement, the consummation of the purchase and sale of the Assets (other than the Assets that relate to the operation of the Business in China (the “China Assets”)) (the “Initial Closing”) shall take place on February 28, 2006 at 10:00 a.m. (Pacific Time) at the offices of Hopkins & Carley, A Professional Corporation, 70 S. First Street, 2nd Floor, San Jose, California 95113 or at such other time and place as Seller Group and Purchaser may agree in writing; provided, however, that if any of the conditions to the Initial Closing has not been satisfied or waived by such date (other than a condition related to an action contemplated to occur at the Initial Closing), the Initial Closing shall occur on such later date as the parties shall agree upon but in no event later than three business days after satisfaction or waiver of all of the closing conditions (such date of the Initial Closing, the “Initial Closing Date”). At the Initial Closing, Seller Group and Purchaser shall deliver the documents and take the actions referred to in Section 12 hereof.

(b) China Closing. The consummation of the purchase and sale of the China Assets (the “China Closing”) shall take place on the date that is the six month anniversary of the Initial Closing at 10:00 a.m. (Pacific Time) at the offices of Hopkins & Carley, A Professional Corporation, 70 S. First Street, 2nd Floor, San Jose, California 95113 or at such other time and place as Seller Group and Purchaser may agree in writing (such date of the China Closing, the “China Closing Date”). At the China Closing, Seller Group shall assign all of its right, title and interest in and to the China Assets. Purchaser and Seller Group agree to execute and/or cause to be delivered to each other party hereto such instruments and other documents, and will take such other actions, as such other party may reasonably request (prior to, at or after the China Closing) for the purpose of carrying out or evidencing the transfer of the China Assets as contemplated hereunder.

5. Representations and Warranties of Seller Group. Except as set forth on any of the Schedules to this Section 5 (which, together with the Schedules to Section 7, are collectively referred to as the “Disclosure Schedule”), it being agreed that an item included on a particular section of the Disclosure Schedule referenced in any section or subsection of Section 5 or Section 7 shall be deemed to relate to each other section or subsection of Section 5 or Section 7 to the extent such relationship is reasonably apparent from the face of such disclosure), the members of Seller Group hereby jointly and severally represent and warrant to Purchaser:

(a) Organization and Authority.

(i) Interconnect (A) is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and (B) is duly qualified to conduct business under the laws of each jurisdiction listed in Schedule 5(a)(i), which includes all jurisdictions in which the Business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. Interconnect has all corporate power and authority it needs to carry on its operations with respect to the Business as currently conducted and to own, lease or operate the Assets owned, leased or operated by it. Except for the other members of Seller Group, Interconnect has no direct or indirect equity ownership in any corporation, limited liability company, partnership or other business entity that is involved in the Business.

As used in this Agreement, “Material Adverse Effect” means (i) any violation or other matter that would have a material adverse effect on the ability of Seller Group to perform its obligations under this Agreement or on the ability of Seller Group to consummate the transactions contemplated hereby, (ii) any violation or other matter that either individually or in the aggregate with all other circumstances, changes or effects, has a material adverse effect on the Assets or the financial condition or results of operations of the Business or (iii) any violation or other matter that either individually or in the aggregate with all other circumstances, changes or effects, has a material adverse effect on the Business but excluding, in each case under (i) through (iii): (v) effects or changes that are generally applicable to the industries and markets in which the Business operates, (w) changes in the United States or world financial markets or general economic conditions, (x) changes in generally accepted accounting principles (“GAAP”) or in any interpretation thereof, (y) any actions or failures to act by Purchaser or its affiliates, or (z) effects directly or primarily arising out of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the public announcement (or other disclosure to third parties) of this Agreement or the transaction contemplated hereby.

(ii) Each member of Seller Group has the entity power to own its property and assets and to carry on its businesses as now being conducted. Each member of Seller Group has full entity power and authority to enter into this Agreement and any agreements contemplated hereby to which it is a party and to carry out the transactions contemplated by this Agreement and any such agreements contemplated hereby.

(b) Authorization and No Conflicts. The execution, delivery and performance of this Agreement, the transactions contemplated hereby and all other documents and agreements of Seller Group delivered or to be delivered pursuant hereto or thereto: (i) have been duly authorized by all necessary corporate action on the part of each member of Seller Group, (ii) will not result in any conflict with, or breach or violation of, or default under, (A) the articles of incorporation or bylaws (or equivalent instruments) of any member of Seller Group or (B) any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which such member of Seller Group is a party or by which it is bound, or any foreign, federal, state or local statute or regulation applicable to such member of Seller Group, and (iii) will not result in the creation of any lien on any of the Assets, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered on behalf of each member of Seller Group and constitutes the legal, valid and binding obligation of each member of Seller Group enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors’ rights and remedies generally.

(c) Consents. To Seller Group’s knowledge, except as set forth on Schedule 5(c) attached hereto, no consent or approval of any person, regulatory authority, governmental organization or third party, and no approval, order, license, permit, franchise, declaration or filing of any nature, is required as a result of or in connection with Seller Group’s execution, delivery and performance of its obligations under this Agreement.

(d) Financial Information. Attached hereto as Schedule 5(d) is a pro forma statement of profit and loss of the Business for the periods indicated therein (the “Financial Statements”). The Financial Statements fairly present in all material respects the pro forma results of operations of the Business as of the date or for the period stated thereon, except that such Financial Statements are subject to normal year-end adjustments.

(e) Absence of Changes or Events. Except as disclosed on Schedule 5(e) attached hereto, since December 31, 2005, Seller Group has conducted its business only in the ordinary course consistent with past practice and, other than events or changes that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there has not been:

(i) any material adverse change in the financial condition, results of operations, assets, liabilities, or cash flow of the Business, or, to the knowledge of Seller Group, any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

(ii) any transaction relating to the Business or the Assets (other than the transactions contemplated herein) involving not less than $50,000 which was entered into or carried out by Seller Group other than in the ordinary and usual course of business;

(iii) any material change made by Seller Group in its method of operating the Business or its accounting practices relating thereto;

(iv) any mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the Business or any of the Assets;

(v) any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice or with respect to which Purchaser has been consulted and has consented in writing;

(vi) any material modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which Seller Group is a party and which is material to the Business or the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

(vii) any work stoppage, slow-down, picket, strike or lock-out involving employees of Seller Group working in the Business nor, to the knowledge of Seller Group, a filing of any petition or charge of unfair labor practices regarding Seller Group and involving the Business with the National Labor Relations Board or any other governmental agency;

(viii) any increase in or modification of the compensation or benefits payable or to become payable by Seller Group to any Transferred Employee;

(ix) any payments, transfer, assignments by Seller Group of any rights, property or assets used exclusively in the Business that would otherwise be included in the Assets to be transferred hereunder to any shareholder, including any repayment of all or any portion of any indebtedness owed by Seller Group to any shareholders or any officer, director, consultant of or to Seller Group, other than in the ordinary course of business or in connection with the transactions contemplated hereby;

(x) any express waivers of any material rights relating to the Business by Seller Group;

(xi) any dispositions or abandonment of any of Seller Group’s trademarks, tradenames, patents, copyrights, or other Proprietary Rights or application therefore that would otherwise be included in the Assets to be transferred hereunder, in each case to the extent that such Proprietary Rights are necessary to the conduct of the Business; or

(xii) to the knowledge of Seller Group, any action taken by any member of Seller Group as of the date hereof in respect of a customer in connection with the operation of the Business that could reasonably be expected to cause such customer to terminate its purchase of products or services of the Business.

(f) Taxes. K&S is not a “foreign person” as defined in Section 1445(f)(3) of the Code and no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the purchase contemplated by this Agreement. Seller Group has withheld and paid all taxes and other amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. The transactions contemplated herein are not subject to any tax withholding requirements under the Code. Seller Group has duly filed all foreign, federal, state, county and municipal tax returns, reports and declarations which were required to be filed by them and has paid all taxes which have become due pursuant thereto and all other taxes, assessments and other governmental charges imposed by law upon Seller Group or any of its properties, assets, income, receipts, payrolls, sales, transactions, capital, net worth or franchises. To Seller Group’s knowledge, there are no pending tax examinations affecting the Business or Assets nor are there any claims for taxes pending or any basis therefor. Notwithstanding anything to the contrary, no representation or warranty is made with respect to the tax treatment of the Business or Assets after the Initial Closing Date.

(g) Assets. Except as set forth in Schedule 5(g), the Assets (including, for purposes of this Section 5(g) only, the Sublease Facilities, to the extent the Sublease Facilities are used for the Business) constitute all of the material assets (tangible and intangible) necessary for the conduct of the Business as currently conducted. The tangible personal property relating to the Business included in the Assets are in the aggregate in operating condition and are suitable for the purposes for which they are presently used.

(h) Accounts Receivable; Inventory. The Transferred Receivables arose in the ordinary course of business and are not and, to Seller Group’s knowledge, will not be subject to any claim of offset, recoupment, setoff, or counter-claim, and Seller Group has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No amount of Transferred Receivables are or will be contingent upon the performance by Seller Group of any obligation or contract. Schedule 5(h) contains an aging report of the Transferred Receivables as of January 23, 2006. The Inventory is of a quality usable and saleable in the ordinary course of the conduct of the Business as heretofore conducted and is not obsolete, as determined consistent with Seller Group’s normal accounting policies.

(i) Title to Property. Except as set forth Schedule 5(i) attached hereto:

(i) Seller Group has all rights, title and interest in, all of the Assets (other than the China Assets), free and clear of all claims, liens, charges, encumbrances, security interests, licenses, rights of others or options of any kind whatsoever (“Claims”), except for the following (“Permitted Claims”): (i) Claims for taxes, assessments or other governmental charges or levies that are not yet due or payable or for current taxes, assessments or other governmental charges or levies that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (ii) statutory Claims of landlords and Claims of carriers, warehousemen, mechanics, materialmen, repairmen and other Claims arising in the ordinary course of business, (iii) Claims incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Claims included in the Assumed Liabilities, and (v) Claims on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course, and (vi) other Claims or imperfections of title to or on property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Claim or imperfection.

(ii) Seller Group owns or has a valid leasehold interest in all of the China Assets.

(j) Patents, Trademarks, Tradenames, Service Marks and Copyrights.

(i) Schedule 5(j)(i)(1) sets forth an accurate and complete list of all registered Trademarks owned by Seller Group and used or held for use exclusively in connection with the Business (collectively “Business Registered Marks”), Schedule 5(j)(i)(2) sets forth an accurate and complete list of all Patents and Patent applications owned by Seller Group and used or held for use exclusively in connection with the Business (collectively the “Business Patents”), and Schedule 5(j)(i)(3) sets forth an accurate and complete list of all registered Copyrights owned by Seller Group and used or held for use exclusively in connection with the Business, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by Seller Group and used or held for use exclusively in connection with the Business (collectively the “Business Copyrights” and, together with the Business Registered Marks and the Business Patents, the “Business Registered IP”).

(ii) The Proprietary Rights include the Business Registered IP and trade names, trade secrets, information, proprietary rights and processes necessary for the operation of the Business as now conducted. Unless otherwise noted in Schedule 5(j)(ii), Seller Group is the sole owner of all right, title and interest in and to or otherwise has the right to transfer all the Proprietary Rights for use in the Business for making Business Products free and clear of all liens, encumbrances, claims, rights of use and restrictions whatsoever. Except as set forth in Schedule 5(j)(ii), there are no outstanding options, licenses, or agreements of any kind relating to the Proprietary Rights.

(iii) To Seller Group’s knowledge, neither the Proprietary Rights nor any other processes, methods, or operations employed by Seller Group in the Business as now conducted conflicts with or infringes upon any valid and enforceable proprietary rights or intellectual property of any other person, firm, corporation, or other entity. There is not pending or, to Seller Group’s knowledge, threatened any claim or litigation contesting the right of Seller Group to engage in or employ any such processes, methods, operations, or the Proprietary Rights in the Business as now conducted. To Seller Group’s knowledge, no employee of Seller Group is in violation of any term of any employment contract, proprietary information or inventions agreement, or any other contract or agreement relating to the relationship of any such employee with Seller Group or any previous employer. To Seller Group’s knowledge, none of the employees of Seller Group is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency which would conflict with their obligation to use their best efforts to promote the interests of the Business or which would conflict with the Business as conducted.

(k) Insurance. Schedule 5(k) attached hereto contains a description (including, without limitation, the name of the carrier, the coverage limits and premium amounts) of each of the policies of insurance with respect to the Business, each of which policies is in full force and effect, including without limitation Seller Group’s workers’ compensation policy. Seller Group has not been refused any insurance by an insurance carrier during the past three years nor has any insurance policy been cancelled with respect to Seller Group or the Assets. There is no claim by Seller Group pending under any of such policies. Except as otherwise set forth in Schedule 5(k), all premiums due and payable under all such policies have been paid, and Seller Group is otherwise in full compliance with the material terms of such policies.

(l) Contracts and Commitments.

(i) Schedule 5(l) attached hereto (1) contains a list of each contract, commitment, agreement, lease, license, undertaking and other arrangement to which Seller Group is a party, or by which it is bound, affecting or relating to Seller Group, the Business, the Assets or consummation of the transactions contemplated hereby (the “Contracts”) which is Material to the Business and (2) identifies (by subheading or otherwise) those Contracts agreed by the parties to be assumed by Purchaser at the Initial Closing or the China Closing.

(ii) A Contract shall be considered “Material” for purposes of this Section 5(l) if such Contract (or the matters covered thereby) (1) is or was incurred outside the ordinary course of business, (2) is or was incurred in the ordinary course of business and involves in excess of $10,000.00 with respect to sale of goods or services or other items, including leases, sales representative agreements and distribution agreements, or (3) is any other Contract that does not otherwise meet the standards of Section 5(l)(ii)(1) and (2) hereof, but which Contract Seller Group and Purchaser are, by including such Contract on said Schedule 5(l) and designating the same thereon as an Assumed Contract, hereby agreeing that Purchaser shall assume at the Initial Closing (to the extent provided in Section 3(b) hereto).

(iii) Schedule 5(l) also contains a list of all employment agreements, consulting agreements, executive compensation plans, bonus plans or agreements, sales commission plans or agreements, collective bargaining agreements and retirement plans, affecting any Transferred Employees (each of which shall also be deemed “Material” for purposes of this Section 5(l)).

(iv) Seller Group has delivered to Purchaser a true and correct copy of each of the written agreements which is required by clause (i) or clause (ii) of this Section 5(l) to be listed on Schedule 5(l). Except as set forth on Schedule 5(l), each of the agreements that is required to be listed on Schedule 5(l) and is designated (under a subheading to such effect or otherwise) as a Contract to be assigned is in full force and effect and has not been amended, modified or assigned, and all payments and other amounts required to be paid by Seller Group under each of such agreements, which have become due, have been paid; there exists no default under any of such agreements by Seller Group nor, to Seller Group’s knowledge, by any other party thereto, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further condition would become a default under any of such agreements by Seller Group or, to Seller Group’s knowledge, by any other party thereto; no waiver or indulgence has been granted by Seller Group to the other party under any of such agreements; and all of the agreements listed on Schedule 5(l) and designated by subheading to such effect or otherwise) as Contracts to be assigned, except as otherwise indicated thereon, are assignable to Purchaser by Seller Group without the consent of any party and the assignment thereof will not affect the validity or enforceability thereof or cause any material change in the substantive terms thereof.

(m) Litigation.

(i) Except as disclosed in Schedule 5(m) attached hereto, there is no legal action, decree, judgment, order, settlement agreement, arbitration or other proceeding, suit or governmental investigation pending or, to the knowledge of Seller Group, threatened against Seller Group in respect of the Business or any of the Assets, nor were there any legal actions, decrees, judgments, orders, settlement agreements, arbitrations or other proceedings, suits or governmental investigations in respect of the Seller Group that affect the Business pending at any time during the period commencing with January 1, 2005 and ending on the date of this Agreement, which matters were dismissed, settled or otherwise terminated or finally resolved in any manner during such period.

(ii) Except as disclosed in said Schedule 5(m), Seller Group has not been charged with nor, to Seller Group’s knowledge, is Seller Group in violation of, or in default with respect to, any judgment, order, decree, law, rule or regulation of, or any return or report required to be filed with, any applicable foreign, federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality with respect to Seller Group which affects the Business or the Assets.

(n) Compliance with Laws.

(i) Seller Group has complied in all material respects with all laws, regulations and orders which may materially affect the Business or the Assets or the transactions contemplated hereby or which may reasonably be expected to subject Purchaser to material liability. Seller Group has obtained all governmental permits or licenses, if any, required by the Business, the lack of which would reasonably be expected to have a Material Adverse Effect.

(ii) Except as described on Schedule 5(n) attached hereto and except as would not reasonably be expected to have a Material Adverse Effect, Seller Group has conducted and currently conducts its business in material compliance with all applicable foreign, federal, state and local requirements with respect to air and water quality, with respect to generation, transportation, handling, treatment, storage and disposal of waste (including hazardous waste, if any), with respect to environmental laws and with respect to health and safety laws. Except as described on Schedule 5(n) and except as would not reasonably be expected to have a Material Adverse Effect, Seller Group has complied in all material respects with all notice, recordkeeping and reporting requirements imposed by any regulatory authority and any informational requests or demands arising under any applicable foreign, federal, state, local or other environmental or health and safety laws. Except as described on Schedule 5(n) and except as would not reasonably be expected to have a Material Adverse Effect, there are no outstanding or, to Seller Group’s knowledge, threatened claims, suits or proceedings or judgments against or involving Seller Group arising under any applicable foreign, federal, state, local or other environmental, nuisance, health and safety laws, regulations, order or requirements relating to Seller Group or the Assets. Except as described on Schedule 5(n) and except as would not reasonably be expected to have a Material Adverse Effect, Seller Group is not subject to any notice of any outstanding or, to Seller Group’s knowledge, threatened non-compliance order or notice of violation issued by any regulatory authority administering environmental or health and safety laws in connection with operation of the Business or by any predecessor in interest, which violation or non-compliance has not been resolved to the satisfaction of the regulatory authority. Except as described on Schedule 5(n), Seller Group is not subject to any judgment, consent order, consent decree or other restriction, specification or requirement issued by any such regulatory authority.

(iii) Except as described on Schedule 5(n), to Seller Group’s knowledge, there has not been any release or disposal of any “hazardous waste” or “hazardous substance” (as such terms are defined under applicable foreign, federal, state, local or other laws and regulations) by Seller Group in violation of any law or regulation upon any real property owned, leased or operated by Seller Group and used in the Business. Except as described on Schedule 5(n), to Seller Group’s knowledge, there has been no “release” or “threatened release” of any “hazardous substance” (as such terms are defined under applicable foreign, federal, state, local or other laws and regulations) by Seller Group or K&S from or on any site used in the Business at which there has been any disposal of any “solid waste” or “hazardous waste” (as such terms are defined under applicable foreign, federal, state, local or other laws and regulations) for which Seller Group may be liable. Except as described on Schedule 5(n), Seller Group has not directly or indirectly, disposed of “hazardous” or “solid wastes” (as such terms are defined under applicable foreign, federal, state, local or other laws and regulations) off-site in violation of law. Except as described on Schedule 5(n), Seller Group has not received any notice or otherwise has no knowledge of any enforcement order or notice of violation issued by any regulatory authority to the owners, operators or users of the facilities leased by Seller Group with respect thereto, or to the owners, operators or users of any other off-site facilities in which order or notice Seller Group or K&S has been named as a potentially responsible party.

(o) Employees.

(i) No work stoppage, slow-down, picket, strike or lock-out is presently occurring with respect to the Business, nor, to the knowledge of Seller Group, is any such work stoppage, slow-down, picket, strike or lock-out threatened. To Seller Group’s knowledge, (i) there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any employees of Seller Group that work in the Business, and (ii) no union or other labor organization has attempted to organize any of current or former employees of Seller Group that work in the Business. No member of Seller Group is a party to any collective bargaining agreements or other labor union contracts other than those, if any, set forth on Schedule 5(l) attached hereto.

(ii) Except as set forth on Schedule 5(o) attached hereto, no Transferred Employee is subject to any contracts, written or unwritten, that specify a particular employment or service term with Seller Group, or limit Seller Group’s right to terminate the employment or service relationship of such Transferred Employee.

(iii) Schedule 5(o) sets forth a full and complete list of all Transferred Employees as of January 23, 2006, which Schedule 5(o) sets forth each Transferred Employee’s name, job title, and rate of compensation. Only those individuals listed on Schedule 5(o) for whom a number is included in the column labeled “Job Offer” shall be deemed “Transferred Employees.” Except as expressly contemplated in this Agreement or as set forth on Schedule 5(o) attached hereto, as of the date of this Agreement Seller Group has no knowledge of any intent by any of its of Transferred Employees to terminate it relationship with Seller Group, whether before, at or after the Initial Closing, nor does Seller Group have a present intention to terminate the employment of any of the foregoing.

(iv) Seller Group has not failed to comply with all applicable foreign, federal, state, and local laws, rules, and regulations relating to employment of employees working in the Business, and all applicable laws, rules, and regulations applicable to employees working in the Business governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of such employees, except in each case where such failure would not reasonably be expected to have a Material Adverse Effect. There are no unfair labor practice charges, charges of discrimination, wrongful termination or other similar complaints pending against Seller Group or its management involving employees now or previously employed by Seller Group in the Business.

(p) Employee Benefit Plan and Related Matters. Except as set forth in Schedule 5(p) attached hereto, no member of Seller Group is a party to any pension, profit sharing, savings, retirement, or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan. Seller Group is not a party to, does not contribute to and has no liability under, any “multiemployer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If any such plans exist, Seller Group has furnished to Purchaser or its counsel complete and accurate copies of such plans.

(q) Brokers’ and Finders’ Fees. Except as set forth on Schedule 5(q) attached hereto, neither Seller Group nor K&S is obligated to pay any fees or expenses of any broker, finder or investment banker in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby or thereby.

(r) Interested Party Transactions. No officer, director, employee or affiliate of K&S has any interest in any Assets, and, to the knowledge of Seller Group, no such person has any business relationship with K&S pertaining to the Assets, except as an officer, director or employee of Seller Group. Except as set forth on Schedule 5(r) attached hereto, neither K&S nor Seller Group is a party to any material business transaction relating to the Business with any entity in which, to the knowledge of Seller Group, any of their respective officers, directors or employees, or members of any of their immediate families, has, directly or indirectly, individually or collectively, any material financial interest that has not been entered into on an arms length basis.

(s) Product and Service Warranties. Schedule 5(s) attached hereto sets forth a true, accurate and complete description of all of Seller Group’s standard warranty policies relating to Seller Group’s products or services.

(t) Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5 NEITHER K&S NOR ANY MEMBER OF THE SELLER GROUP MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT TO THE BUSINESS, THE ASSETS, THE ASSUMED LIABILITIES, THE SELLER GROUP, OR ANY OF ITS OTHER ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(u) Customers. Schedule 5(u) attached hereto sets forth a list of the ten customers of Seller Group who accounted for the most sales of Seller Group during Seller Group’s last two full fiscal years and during the interim period ended September 30, 2005 in respect of each of the Interface, Vertical and Cantilever divisions of the Business. Seller Group has furnished Purchaser with complete and accurate copies or descriptions of all current agreements with such customers to the extent relating to the Business. Seller Group has not received notice as of the date of this Agreement from any such customer of its intention to terminate its purchase of products and services in respect of the Business from Seller Group.

(v) Accounts Payable. Attached hereto as Schedule 5(v) is a true, correct and complete list of all accounts payable and trade payables of Seller Group (the “Accounts Payable”) as of January 23, 2006 together with an aging thereof by vendor, supplier or other payee. Seller Group is not in material breach of the payment terms related to any Accounts Payable. Each and all of the Accounts Payable and each and all of such subsequent payables, expenses or liabilities arose from bona fide purchases or transactions in the ordinary course of the business of Seller Group.

(w) Leases. Seller Group is currently leasing real property relating to the Business at the locations identified on Schedule 5(w) attached hereto (the “Facilities”). To the knowledge of Seller Group, all of the improvements, additions, and alterations made to the Facilities by or on behalf of Seller Group or its predecessors-in-interest were properly consented to by each respective landlord under each of the Leases. Rent and all other charges due under any lease for the Facilities have been timely paid and, to the knowledge of Seller Group, none of Seller Group are in material default thereunder.

6. Representations and Warranties of Purchaser. Each Purchaser entity jointly and severally represents and warrants to K&S and Seller Group as follows:

(a) Each of SV Singapore and SV US is a corporation duly organized, validly existing and in good standing under the laws of the state or country of its formation and has full power and authority to enter into this Agreement and any related agreements and to carry out the transactions contemplated by this Agreement and any related agreements. SV Parent is a corporation duly organized under the laws of Singapore, validly existing and in good standing. SV Parent beneficially owns and indirectly controls the voting and disposition of a majority of the issued and outstanding shares of the capital stock of SV US, SV Singapore and each of the other entities that collectively comprise Purchaser.

(b) Authorization and No Conflicts. The execution, delivery and performance of this Agreement, the transactions contemplated hereby and thereby, and all other documents and agreements of Purchaser delivered or to be delivered pursuant hereto and thereto: (i) have been duly authorized by all necessary corporate action on the part of Purchaser, and (ii) will not result in any conflict with, or breach or violation of, or default under, (A) the Articles of Incorporation or Bylaws or equivalent documents of Purchaser, or (B) any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which Purchaser is a party or by which it is bound, or any statute or regulation applicable to Purchaser. Without limiting the foregoing, with respect to Purchaser’s execution and performance of this Agreement, (x) the approval of the Board of Directors of SV Parent has been obtained or is not required and (y) approval of this Agreement by SV Parent’s stockholders is not required under applicable law. This Agreement has been duly executed and delivered on behalf of Purchaser and constitutes the legal, valid and binding obligations of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by the application of laws relating to bankruptcy, insolvency, reorganization or affecting creditors’ rights generally and except to the extent that injunctive or other equitable relief is within the discretion of the court.

(c) Consents. To the knowledge of Purchaser, no consent or approval of any person, regulatory authority, governmental organization or third party, and no approval, order, license, permit, franchise, declaration or filing of any nature, is required as a result of or in connection with Purchaser’s execution, delivery and performance of its obligations under this Agreement.

(d) Litigation. There is no legal proceeding pending or, to Purchaser’s knowledge, threatened, against Purchaser that questions or challenges the validity of this Agreement or the ability of Purchaser to consummate any of the transactions contemplated hereby.

(e) Brokers’ Fees. Purchaser is not obligated to pay any fees or commissions to any broker, finder or agent with respect to the contemplated transactions.

(f) Adequacy of Funds. Purchaser has adequate financial resources to satisfy its monetary and other obligations under this Agreement, including the obligation to pay the Purchase Price at the Initial Closing. To the extent that Purchaser does not have sufficient funds to pay the Purchase Price at the Initial Closing, SV Parent has agreed to transfer the necessary funds to Purchaser by letter dated January 24, 2006 from SV Parent to K&S.

(g) Limited Representations. Except as set forth in Sections 5 and 7, neither K&S nor any Seller Group member makes any express or implied representation or warranty with respect to the Business, the Assets or otherwise or with respect to any other written or oral information provided by K&S, a Seller Group member, or any of their respective affiliates or representatives, including as to merchantability or fitness for any particular purpose. Purchaser acknowledges that it has had the opportunity to (i) review material regarding Seller Group and the Business made available by Seller Group and otherwise requested by Purchaser and (ii) perform such due diligence examination of the Business as Purchaser has deemed appropriate.

However, neither K & S nor any member of Seller Group shall have any liability to Purchaser in respect to its reliance on any such material or any representations or warranties or statements made for or on behalf of K&S or Seller Group, except as specifically set forth in this Agreement in respect to the representations and warranties in Sections 5 and 7 hereof.

7. Representations and Warranties of K&S. K&S represents and warrants to Purchaser as follows:

(a) Organization and Authority. K&S is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

(b) Authorization and No Conflicts. The execution, delivery and performance of this Agreement, the transactions contemplated hereby, and the issuance of the Shares: (i) have been duly authorized by all necessary corporate action on the part of K&S, and (ii) will not result in any conflict with, or breach or violation of, or default under, (A) the Articles of Incorporation or Bylaws of K&S, (B) any judgment, order, decree by which K&S is bound or (C) any agreement to which K&S is a party or by which it is bound, except in the case of clauses (B) and (C), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Agreement has been duly executed and delivered on behalf of K&S and constitutes the legal, valid and binding obligations of K&S enforceable in accordance with its terms, except as such enforceability may be limited by the application of laws relating to bankruptcy, insolvency, reorganization or affecting creditors’ rights generally and except to the extent that injunctive or other equitable relief is within the discretion of the court.

(c) Consents. No consent or approval of any person, regulatory authority, governmental organization or third party, and no approval, order, license, permit, franchise, declaration or filing of any nature, is required as a result of or in connection with K&S’ execution, delivery and performance of its obligations under this Agreement.

(d) Litigation. There is no legal proceeding pending or, to Purchaser’s knowledge, threatened, against K&S that questions or challenges the validity of this Agreement or the ability of K&S to consummate any of the transactions contemplated hereby.

(e) Brokers’ Fees. Except as disclosed in Schedule 5(q), K&S is not obligated to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby.

8. Covenants of Seller Group.

(a) Title to Property. At the Initial Closing, Seller Group shall, and K&S shall cause Seller Group to, transfer to Purchaser all of its rights, title and interests in the Assets (other than the China Assets), free and clear of any Claims other than Permitted Claims.

(b) Further Assurances. From time to time, at Purchaser’s request, whether on or after the Initial Closing Date and without further consideration, Seller Group shall execute and deliver or cause to be executed and delivered such further instruments of conveyance and transfer and take such other action as Purchaser reasonably may require more effectively to convey and transfer to Purchaser title to and possession of the Assets.

(c) Consents. At or prior to the Initial Closing, Seller Group shall use commercially reasonable efforts to deliver to Purchaser any required written consents from third parties to the assignment by Seller Group to Purchaser of those Assumed Contracts that are so designated (under a subheading to such effect) on Schedule 5(l) hereto as Contracts to be assigned and that relate only to the Business.

(d) Accounts Receivable. Purchaser shall use commercially reasonable efforts to collect the Transferred Receivables in accordance with their payment terms. If despite its commercially reasonable efforts, which shall not include the obligation to commence litigation, Purchaser has not collected the carrying value of the Transferred Receivables by the six month anniversary of the Initial Closing and Purchaser notifies K&S within 30 days after such six month anniversary that it desires K&S to acquire the unpaid Transferred Receivables, Purchaser shall assign to K&S and K&S shall purchase from Purchaser such unpaid Transferred Receivables for an amount equal to their carrying value. Such assignment and purchase shall occur within 30 days after the earlier of receipt by K&S of such notice or completion by K&S of an audit of the Transferred Receivables confirming the amount of unpaid Transferred Receivables, which K&S may conduct, and Purchaser agrees to cooperate in such audit, within the 30 day period after receipt by K&S of such notice. Notwithstanding anything in this Agreement to the contrary, K&S may collect any accounts receivable assigned to it.

9. Covenants by Purchaser.

(a) Warranty Services. From and after the Initial Closing, Purchaser shall provide such services on behalf of Seller Group as may be necessary to cover any warranty of Seller Group identified on Schedule 5(s) attached hereto for any services provided or goods sold by Seller Group prior to the Initial Closing (but Purchaser shall not be responsible for any breach of any such warranties by Seller Group prior to the Initial Closing). Seller Group agrees to compensate Purchaser for its direct costs for providing such services on Seller Group’s behalf to the extent the direct costs of providing such services exceed $50,000 in aggregate. Seller Group shall have the right to conduct periodic audits of Purchaser’s records following the Initial Closing, and Purchaser shall cooperate with Seller Group’s reasonable requests in connection with any such audit.

(b) Assumed Obligations. Purchaser agrees to pay all debts, and perform all obligations, assumed by Purchaser pursuant to Section 3(b) of this Agreement.

(c) Applicable Sales Taxes. Seller Group and Purchaser shall each pay one-half of all sales taxes that arise as a result of the transactions consummated pursuant to this Agreement.

(d) Retention of Records. Purchaser agrees to (a) retain, for the benefit of Seller Group, for a period of five (5) years commencing with the Initial Closing Date, copies of all of Seller Group’s files, records, software, books of account and other records, including all Contracts, that Seller Group delivers to Seller Group pursuant to the transactions contemplated by this Agreement (collectively, the “Retained Records”), or (b) to the extent Purchaser wishes to destroy all or any portion of the Retained Records, Purchaser will provide Seller Group with (i) 60 days prior written notice of its intent to destroy the Retained Records and (ii) the option, exercisable within the 60-day notice period, to take possession of the Retained Records for Seller Group’s sole benefit. To the extent Purchaser retains possession of the Retained Records, at Seller Group’s expense, Purchaser will deliver copies of any of the Retained Records to Seller Group in the event Seller Group requests copies for purposes of responding to any litigation, pre-litigation, or administrative request or demand.

10. Conditions To Purchaser’s Obligations. Purchaser’s obligations to purchase the Assets and to deliver to Seller Group the consideration therefor shall be subject to the satisfaction of each of the following conditions (any one or more of which may be waived by Purchaser in its sole and absolute discretion):

(a) Adverse Proceedings. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted and shall remain pending on the Initial Closing Date, or shall be threatened on the Initial Closing Date, which challenges the validity or legality of the transactions contemplated hereby.

(b) Performance of Conditions and Accuracy of Representations. Seller Group shall have duly performed or complied in all material respects with its covenants and obligations under this Agreement to be performed prior to or at the Initial Closing, and, except as otherwise provided or contemplated hereby and except for representations made as of a specific date, all of its warranties and representations shall be true and correct in all material respects on the Initial Closing Date as if made on and as of the Initial Closing Date.

(c) Tender of Documents. At the Initial Closing, Seller Group and K&S shall have tendered to Purchaser all of the documents listed in Section 12(a) below.

11. Conditions to Seller Group’s Obligations. Seller Group’s obligations to sell the Assets to Purchaser shall be subject to the satisfaction of each of the following conditions (any one or more of which may be waived by Seller Group in its sole and absolute discretion):

(a) Adverse Proceedings. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted and shall remain pending on the Initial Closing Date, or shall be threatened on the Initial Closing Date, which challenges the validity or legality of the transactions contemplated hereby.

(b) Performance of Conditions and Accuracy of Representations. Purchaser shall have duly performed or complied in all material respects with its covenants and obligations under this Agreement to be performed prior to the Initial Closing, and, except as otherwise provided or contemplated hereby and except for representations made as of a specific date, all of its representations and warranties shall be true and correct in all material respects on the Initial Closing Date as if made on and as of the Initial Closing Date.

(c) Tender of Documents. At the Initial Closing, Purchaser shall have tendered to Seller Group all of the documents listed in Section 12(b) below.

12. Documents Delivered and Actions Taken at the Initial Closing.

(a) By Seller Group. At the Initial Closing, Seller Group shall duly execute deliver or cause to be delivered to Purchaser:

(i) an agreement between Seller Group and Purchaser that shall constitute both a bill of sale and an instrument of assumption of liabilities, in substantially the form attached hereto as Exhibit A (other than the China Assets) (the “Bill of Sale and Assumption Agreement”), and other appropriate documents of transfer and such other endorsements, assignments, checks, deeds, documents or instruments executed by Seller Group as Purchaser may reasonably request to transfer and convey to Purchaser title to the Assets free and clear of any and all Claims other than Permitted Claims;

(ii) all of the Books and Records (other than as relate to the China Assets);

(iii) copies of consents to the assignment of those Assumed Contracts (other than as relate to the China Assets) for which consent to assignment is required under Section 8(c) hereof;

(iv) copies of the resolutions of the Board of Directors and shareholders of Seller Group, certified by the Secretary or Assistant Secretary of Seller Group as being correct and complete and then in full force and effect without amendment or modification thereof, authorizing the execution and delivery of this Agreement, the Bill of Sale and the agreements, assignments and instruments called for under this Agreement and the consummation of the transactions contemplated hereby;

(v) a certificate of Seller Group, signed by a senior officer of Interconnect, certifying that, except as otherwise provided or contemplated hereby, the representations and warranties of Seller Group made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Initial Closing Date, except for representations made as of a specific date, and that Seller Group has performed and complied with in all material respects all covenants and agreements required to be performed or complied with by Seller Group on or prior to the Initial Closing Date;

(vi) sublease agreements in respect of a portion of each of Seller Group’s facilities located in Gilbert, Taiwan and France (the “Sublease Facilities”), each in a form mutually acceptable to Purchaser and Seller Group prior to the Initial Closing (the “Subleases”), duly executed by Seller Group;

(vii) the Transition Services Agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Seller Group;

(viii) a Shared Technology Agreement in a form mutually acceptable to Purchaser and Seller Group prior to the Initial Closing (the “Shared Technology Agreement”), duly executed by Seller Group;

(ix) a certificate, dated as of a recent date, of the Secretary of State of the States of Arizona, California, Delaware, Texas, and the appropriate state officer of each of the other states listed in Schedule 5(a)(i) attached hereto as to the good standing of Seller Group in the States of Arizona, California, Delaware, Texas, and each such other jurisdiction where Seller Group is qualified to do business;

(x) a certificate, dated as of a recent date, of the Secretary of State of the State of Pennsylvania as to the good standing of K&S in Pennsylvania;

(xi) a manufacturing services agreement in a form mutually acceptable to K&S and Purchaser prior to the Initial Closing (the “Manufacturing Services Agreement”), duly executed by Seller Group;

(xii) the Closing Working Capital Schedules.

(b) By Purchaser. At the Initial Closing, Purchaser shall duly execute and deliver to Seller Group:

(i) the Purchase Price payable pursuant to Section 3(a)(i) hereof;

(ii) the Bill of Sale and Assumption Agreement, and such other assumption agreements related to the obligations and liabilities agreed to be assumed by Purchaser as Seller Group may reasonably request, executed by Purchaser;

(iii) copies of the resolutions of the Board of Directors of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser as being correct and complete and then in full force and effect without amendment or modification, authorizing the execution and delivery of this Agreement and the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby;

(iv) a certificate of Purchaser, signed by a senior officer of Purchaser, certifying that the representations and warranties of Purchaser made herein were true and correct in all material respects as of the date of this Agreement and, except if some other date is specifically set forth herein, are true and correct in all material respects as of the Initial Closing Date, and that Purchaser has performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it on or prior to the Initial Closing Date;

(v) the Subleases, duly executed by Purchaser;

(vi) the Transition Services Agreement, duly executed by Purchaser;

(vii) the Manufacturing Services Agreement, duly executed by Purchaser; and

(viii) the Shared Technology Agreement, duly executed by Purchaser.

(c) The parties agree to cooperate and negotiate in good faith in order to agree upon the forms of any agreements which are contemplated to be agreed upon by them under this Section 12 or elsewhere under this Agreement prior to the Initial Closing.

13. Certain Other Agreements.

(a) Offers of Employment.

(i) Purchaser shall offer, and Seller Group hereby consents to Purchaser offering, employment to employees, consultants, salespersons or other personnel of Seller Group listed on Schedule 13(a)(i) hereto (collectively, the “Transferred Employees”). Seller Group has not, and shall not, make any promise, representation or undertaking on behalf of Purchaser to any of its employees; provided, however, that to the extent that Purchaser desires to add or remove any employees from the list set forth on Schedule 13(a)(i) after the date hereof, Seller Group and Purchaser shall negotiate in good faith with respect to such requested changes. With respect to each Transferred Employee, Seller Group shall pay in a manner consistent with applicable law all vacation and sick days that the Transferred Employee had accrued while an employee of Seller Group through the date of Closing.

(ii) If, at any time within twelve months of the Initial Closing Date, Purchaser or any of its affiliates makes an offer of employment to, and it is accepted by, any employee of Seller Group as the date of this Agreement who is not a Transferred Employee, Purchaser shall promptly reimburse Seller Group for any and all retention bonus, severance and termination payments that Seller Group made to such employee as a result of the action taken in contemplation of this Agreement (other than payments in respect of accrued vacation and sick days). For the avoidance of doubt, this Section 13(b)(ii) shall not limit or modify the restrictions and covenants set forth in Section 13(c) hereof or remedies available to K&S or Seller Group in connection with a breach thereof.

(iii) Purchaser and Seller shall each pay one-half of the retention bonus that is paid to the manufacturing employees of Chinese Sub to induce them to continue providing services during the term of the Manufacturing Services Agreement, in an amount not to exceed $50,000 by either party or $100,000 together.

(b) Nonsolicitation. Unless otherwise agreed to in writing by Seller Group, for a period commencing on the date hereof and ending on August 1, 2006, SV Parent and Purchaser shall not, and shall not permit their affiliates to, call upon any person who was, as of December 31, 2005, an employee of K&S, Seller Group, or any of their respective affiliates, other than Transferred Employees, for the purpose or with the intent of soliciting such individual to the employ of SV Parent, Purchaser or any of their affiliates and shall not employ any such person, regardless of any changes in the individual’s employment status since December 31, 2005.

(c) Noncompetition.

(i) For a period of three years after the Initial Closing, K&S and Seller Group shall not, and shall cause their respective subsidiaries not to, engage, directly or indirectly,

including as an owner, member, manager, partner, shareholder, advisor or consultant, in any business that competes anywhere in the world with the Business as conducted on the Initial Closing Date (“Restricted Wafer Business”). The foregoing shall not limit or otherwise restrict (x) any acquisition by K&S or its subsidiaries of any Person even if such Person is engaged in the Restricted Wafer Business so long as the revenue of the Restricted Wafer Business does not constitute more than 10% of the revenues of such Person, or if the Restricted Wafer Business does constitute more than 10% of such revenues, K&S disposes of such Restricted Wafer Business within 9 months of the acquisition, or (y) the sale of a controlling interest in K&S or any of its assets to any Person engaged in the Restricted Wafer Business.

(ii) For a period of three years after the Initial Closing, Purchaser shall not, and Purchaser shall cause its subsidiaries not to, engage, directly or indirectly, including as an owner, member, manager, partner, shareholder, advisor or consultant, in the design, manufacture, servicing or marketing of capital equipment or packaging materials used to assemble semiconductor devices (“Restricted K&S Business”). The foregoing shall not limit or otherwise restrict (x) any acquisition by Purchaser or its subsidiaries of any Person even if such Person is engaged in the Restricted K&S Business so long as the revenue of the Restricted K&S Business does not constitute more than 10% of the revenues of such Person, or if the Restricted K&S Business does constitute more than 10% of such revenues, Purchaser disposes of such Restricted K&S Business within 9 months of the acquisition, or (y) the sale of a controlling interest in Purchaser or any of its assets to any Person engaged in the Restricted K&S Business.

(d) If any provision contained in Section 13(b) or (c) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of such paragraph (b) or (c) of this Section 13 and such paragraph shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein. It is the intention of the parties that if any of the restrictions or covenants contained therein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform paragraph (b) and/or (c), as applicable, of this Section 13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller Group and Purchaser acknowledge that the other could be irreparably harmed by any breach of Section 13(b) and/or (c) and that there would be no adequate remedy at law or in damages to compensate Purchaser or Seller Group, as applicable, for any such breach. Seller Group and Purchaser shall be entitled to seek injunctive relief requiring specific performance by the other party in respect of Section 13(b) and (c).

(e) Post-Closing Collection of Accounts Receivable.

(1) If any member of Seller Group receives any payment in respect of any accounts receivable included in the Assets after the Initial Closing it shall promptly remit such funds to Purchaser.

(2) If Purchaser or any of its affiliates receives any payment in respect of any account receivable of Seller Group not included in the Assets after the Initial Closing, Purchaser shall promptly remit such funds to K&S.

(3) In furtherance of the foregoing, if any party receives a payment from a third party that, pursuant to the terms hereof, should have been paid to another party hereto, the party who receives the payment agrees to hold in trust and promptly remit such payment to the party entitled thereto. If either party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall, if reasonable under the circumstances, inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the oldest outstanding undisputed invoice relating to the payor.

(f) Certain Payroll Tax Matters. Seller Group and Purchaser shall use the “alternate” procedure for predecessors and successors, provided in Section 5 of Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941 for the calendar year of the Initial Closing in respect of Transferred Employees in the United States who accept offers of employment. In accordance with such procedure:

(1) Seller Group and Purchaser shall report on a “predecessor-successor” basis as set forth therein solely for the purpose of tax reporting under this Section 13(f);

(2) Seller Group shall be relieved from furnishing Forms W-2 to such Transferred Employees for the period from January 1 of such calendar year to the day of the Initial Closing; and

(3) Purchaser shall assume the obligations of Seller Group to furnish such forms to such employees for the full such calendar year and Seller Group shall provide to Purchaser all requisite information relating to such obligation for the period up to the Initial Closing Date.

For clarification, any reference to predecessors and successors in this Section 13(f) is solely for the tax reporting obligations set forth in this Section and has no legal effect otherwise.

(g) Investigation by Purchaser. All of Seller Group’s and K&S’ representations, warranties, covenants and agreements contained herein shall remain effective in accordance with their terms to the extent provided in Section 14 hereof notwithstanding any investigation at any time made by or on behalf of Purchaser or of any information or facts discovered by or on behalf of Purchaser in connection with such investigation.

14. Survival and Indemnification.

(a) Survival. The representations and warranties of Seller Group in Sections 5(a)(i)(A), 5(a)(ii), 5(b)(i), 5(b)(ii)(A) and the first sentence of Section 5(i), of K&S in Section 7(b)(i) and of Purchaser in Section 6(b)(i) shall survive indefinitely following the Initial Closing, and the representations and warranties of Seller Group in the last sentence of Section 5(g) and the last sentence of Section 5(h) shall survive for 30 calendar days following the Initial Closing and no claim in respect of a breach of any such representations and warranties may be made after the date that is 30 calendar days following the Initial Closing. All other representations and warranties hereunder of the parties to this Agreement shall not survive the Initial Closing and no claim in respect of a breach of any such representations and warranties may be made following the Initial Closing.

(b) Indemnification.

(i) Seller Group and K&S shall jointly and severally indemnify, defend and hold harmless Purchaser against all losses, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) resulting or arising from:

(1) any breach of any representation or warranty in (A) Section 5(a)(i)(A), 5(a)(ii), 5(b)(i), Section 5(b)(ii)(A) or and Section 7(b)(i) or (B) the last sentence in Section 5(g), the last sentence in Section 5(h) or the first sentence of Section 5(i);

(2) the failure of Seller Group or K&S to perform or comply with any covenant or obligation of Seller Group or K&S hereunder; and

(3) any and all claims brought against Purchaser by any third person, entity or governmental authority, including without limitation claims for unpaid taxes, interest and/or penalties, product liability claims, claims for infringement of Proprietary Rights, litigation, environmental claims or claims of failure to comply with applicable laws, statutes, regulations or orders, to the extent such claims relate to the conduct by Seller Group of the Business prior to the Initial Closing, except to the extent such Losses are Assumed Liabilities and except that Seller Group and K&S shall have no obligation to indemnify, defend or hold harmless Purchaser in respect to any claim relating to AVT. “AVT” (Advanced Vertical Test) refers to Seller Group’s programs and proposed products for improved technology for wafer testing. Such programs include the AVT Memory Program, the AVT Area Array Program, and any other programs and technology related to such improvements in wafer testing.

(ii) Each Purchaser entity shall jointly and severally indemnify, defend and hold harmless Seller Group and K&S against all Losses resulting or arising from:

(1) any breach of any representation or warranty in Section 6(b)(i);

(2) the failure of Purchaser to perform or comply with any covenant or obligation of Purchaser hereunder;

(3) any and all claims brought by any third person, entity or governmental authority, including without limitation claims for unpaid taxes, interest and/or penalties, product liability claims, claims for infringement of Proprietary Rights, litigation, environmental claims or claims for failure to comply with applicable laws, statutes, regulations or orders, to the extent such claims relate to the conduct by Purchaser and its affiliates of the Business after the Initial Closing; and

(4) any and all claims brought by any third person, entity or governmental authority relating to AVT.

(iii) Notwithstanding anything to the contrary contained herein, the foregoing indemnities of Seller Group and K&S, on the one hand, and of Purchaser, on the other hand, shall not apply unless the party seeking indemnification (the “Indemnitee”) shall, with reasonable promptness after learning of information which will lead to a claim for indemnification hereunder, notify the other party(ies) (the “Indemnitor”) of the basis for such claim and provide Indemnitor with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of any claim against the Indemnitee which shall serve as the basis for a claim by the Indemnitee pursuant to the terms hereof. The Indemnitor shall have the right to control the defense of such claim, unless the Indemnitor fails within a reasonable time after notice to take action to defend the same. The Indemnitee shall have the election to join in the defense of any such claim at its own cost, but such claims shall be subject to the control of the Indemnitor, and the Indemnitee shall not settle or compromise the same unless it shall first obtain the written consent of the Indemnitor.

(iv) The amount of any and all Losses for which indemnification is provided pursuant to this Section 14 shall be (1) reduced by any actual, incremental tax benefit recognized by the Indemnitee in the taxable year in which such indemnification is payable, or in an earlier taxable year, by reason of the circumstances or events giving rise to such Losses and (2) increased by any actual, incremental tax cost or reduction in such tax benefit by reason of the accrual of the right to, or the receipt of, the indemnification payment, in any such taxable year or, in the case of any such tax costs or reductions in tax benefits projected for future taxable years, the present value of such projected costs or reductions (net of any additional tax benefits projected for such taxable years), using the applicable Federal short-term rate in effect as of the date on which such indemnification is payable and assuming the Indemnitee’s effective, incremental tax rate applicable in computing such costs, reductions or benefits in such future taxable years equals the effective, incremental tax rate actually applicable in respect of the tax benefit under clause (1) of this paragraph, and shall be net of any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnitee with respect to such Losses or any of the circumstances giving rise thereto.

(v) Limitation on Liability.

(1) Notwithstanding the foregoing, neither Seller Group nor K&S shall be required to indemnify Purchaser for breach of any representation or warranty as provided under Section 14(b)(i)(1)(B) (x) unless written notice thereof has been given by Purchaser to Seller Group within the applicable survival period for the representation or warranty alleged to have been breached and (y) until the aggregate dollar amount of Losses resulting or arising from any and all such breaches exceeds Two Hundred Thousand United States Dollars (US$200,000), at which point Seller Group and K&S shall jointly and severally indemnify

Purchaser for all Losses in excess of Two Hundred Thousand United States Dollars (US$200,000), except that in no event will Seller Group or K&S, jointly or severally, have aggregate liability under Section 14(b)(i)(1)(B) in excess of One Million United States Dollars (US$1,000,000).

(2) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT.

(vi) Exclusive Remedy; Mitigation. Except for the remedy of specific performance, which any party may seek to utilize in the case of a breach by another party of its obligations hereunder, each of K&S, each member of Seller Group and each Purchaser entity acknowledge and agree that, following the Initial Closing, the indemnification provisions of Sections 14 (b) (i) and (ii) shall be the sole and exclusive remedies of the parties hereto for any breach of the representations or warranties in this Agreement that survive the Initial Closing and for any failure to perform or comply with any covenants or agreements contained herein. In furtherance of, and subject to, the foregoing, each party hereto hereby waives from and after the Initial Closing, any and all rights, claims and causes of action it may have against the Indemnitor arising under or based upon any applicable law or otherwise, except for the remedies specifically provided in this Agreement. In addition, each of the parties hereto shall (x) take such commercially reasonable actions as may be available to mitigate any Losses for which such party would otherwise be entitled to indemnification hereunder, and (y) not intentionally take any action that it is not legally required to take if such action would result in Losses for which it will seek indemnification hereunder.

15. Termination; Remedies.

(a) Termination of Agreement. This Agreement may be terminated at any time prior to the Initial Closing:

(i) By mutual written consent of both Purchaser and K&S.

(ii) By Purchaser, without prejudice to any other rights or remedies Purchaser may have, by Purchaser giving written notice to K&S of Purchaser’s election to terminate this Agreement, at any time prior to the Initial Closing, if:

(1) K&S or Seller Group shall have breached any material representation, warranty or covenant contained in, or contemplated by, this Agreement in any material respect, provided that Purchaser has notified Seller Group of the breach, and the breach is not cured in all material respects within 30 days of such notice;

(2) the Initial Closing shall not have occurred by March 28, 2006, unless the failure of the Initial Closing to occur is the result of the failure on the part of Purchaser or SV Parent to perform any of their obligations or satisfy any conditions that are within their control hereunder;

(iii) By Seller Group, without prejudice to any other rights or remedies Seller Group may have, by Seller Group giving written notice to Purchaser of Seller Group’s election to terminate this Agreement, at any time prior to the Initial Closing, if:

(1) Purchaser shall have breached any material representation, warranty or covenant contained in, or contemplated by, this Agreement in any material respect, provided that that Seller Group has notified Purchaser of the breach, and the breach is not cured in all material respects within 30 days of such notice; or

(2) the Initial Closing shall not have occurred by March 28, 2006 unless the failure of the Initial Closing to occur is the result of the failure on the part of K&S or Seller Group to perform any of their obligations or satisfy any conditions that are within their control hereunder.

(b) Breakup Fee.

(i) K&S and Seller Group shall pay to Purchaser Three Hundred Thousand United States Dollars (US$300,000) (the “Breakup Fee”) in cash within thirty (30) days of March 28, 2006 if (A) the Board of Directors, or applicable management, of any of Seller Group or K&S have not approved and authorized the consummation of the transactions contemplated by this Agreement, or (B) approval and/or authorization by the shareholders or owners of any of Seller Group is required in order to consummate of the transactions completed by this Agreement and not obtained, and, in each case, the Initial Closing does not occur on or before March 28, 2006.

(ii) Purchaser shall pay to K&S a Break-up Fee in the amount of Three Hundred Thousand United States Dollars (US$300,000) in cash within thirty (30) days of March 28, 2006 if (A) if approval and/or authorization by the shareholders or owners of Purchaser or SV Parent is required in order to consummate of the transactions contemplated by this Agreement and not obtained or (B) sufficient funds to pay the Purchase Price are not obtained by Purchaser, and, in each case, the Initial Closing does not occur on or before March 28, 2006.

(c) Effect of Termination. Sections 15 and 17 hereof shall survive the termination of this Agreement.

16. Possession of Assets. Title to the Assets to be transferred at the Initial Closing or China Closing, as applicable, and possession of the Sublease Facilities shall be given to Purchaser at the Initial Closing on the Initial Closing Date. All risk of loss with respect to the Assets and the Sublease Facilities shall be borne by Seller Group until the Initial Closing or China Closing, as applicable. If on the Initial Closing Date the tangible property to be transferred hereunder or the Sublease Facilities shall have suffered loss or damage on account of fire, earthquake, flood, accident, condemnation, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of Seller Group (whether or not similar to the foregoing), unless such losses and damages would not reasonably be expected to have a Material Adverse Effect, Purchaser shall have the right, at its election, to either (a) complete the acquisition and collect or be transferred all insurance proceeds or benefits received by or to which Seller Group would otherwise be entitled on account of such loss or damage to any of the

Assets or the Sublease Facilities or (ii) to terminate this Agreement, which shall be in lieu of any other right or remedy Purchaser may have whatsoever.

17. Miscellaneous.

(a) Brokerage Fees. Each of the parties to this Agreement shall be exclusively liable for any brokerage fees or commissions due to any broker, finder or investment banker engaged by it.

(b) Waivers. Any party may waive any default by any other party or the failure to fulfill any of the conditions to its obligations. Any waiver must be in writing.

(c) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received only if made in the following ways: (i) on the day of delivery if delivered personally, (ii) three (3) days after the date of mailing if mailed by certified first class mail, postage prepaid, (iii) the next business day following deposit, specifying next day delivery, with a nationally recognized overnight air courier service which guarantees next day delivery, or (iv) when sent by telephonic facsimile (with a copy simultaneously sent by certified mail return receipt requested, with confirmation thereof), to the other party at the following address (or to such person or persons or such other address or addresses as a party may specify by notice pursuant to this provision):

(i) If to Purchaser, to:

SV Probe, Inc.

4251 Burton Drive

Santa Clara, CA 95054

Facsimile: (408) 492-1424

Attention: Kevin M. Kurtz, President

With a copy to (which shall not constitute notice):

Hopkins & Carley

The Letitia Building

70 S. First Street

San Jose, California 95113

Attention: Mark A. Heyl, Esq.

Facsimile No.: (408) 998-4790

(ii) If to Seller Group, to:

K&S Interconnect, Inc.

c/o Kulicke and Soffa Industries, Inc.

2101 Blair Mill Road

Willow Grove, PA 19090

Facsimile: (215) 784-7575

Attention: General Counsel

With a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

Facsimile: (215) 988-2757

Attention: F. Douglas Raymond, III

(d) Amendments. At any time prior to the Initial Closing Date, this Agreement may be amended, supplemented or modified by a writing duly authorized and executed by each Purchaser entity, each of the entities that together comprise Seller Group and K&S.

(e) Expenses; Taxes. Subject to the indemnification provided herein, each of the parties shall bear its own expenses in connection with this Agreement and the transactions to effectuate this Agreement, including, without limitation, attorneys’ and accountants’ fees. If the Initial Closing or China Closing, as applicable, occurs, then any and all real and/or personal property taxes imposed by any state or local taxing authority on any of the Assets for or with respect to a tax period straddling the period before and after the Initial Closing or China Closing, as applicable, shall be prorated between Purchaser and Seller Group based on the number of days during any such applicable period that the relevant Assets were owned by Seller Group and by Purchaser, respectively, and the parties shall cooperate with one another after the Initial Closing or China Closing, as applicable, to file any and all returns or the like required by the applicable taxing authority to be filed and to pay its portion of the taxes so due. Any other applicable transfer taxes or other taxes or charges arising from or out of the transactions contemplated by this Agreement shall be borne one-half by Seller Group and one-half by Purchaser, except that Seller Group shall pay the custom duties tax on the transfer to Purchaser of the tangible personal property of the Chinese Sub included in the Assets.

(f) Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof.

(g) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements made and to be performed in the State of California (and Federal law, to the extent applicable).

(h) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

(j) Parties in Interests. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted assignees, any rights or remedies under or by reason of this Agreement. Prior to the Initial Closing, no assignment of this Agreement or any rights hereunder by any party shall be given any effect without the prior written consent of the other party. Subject to the preceding sentences, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns (including any successors or assigns in connection with any dissolution and winding up of such party).

(k) Dispute Resolution. Any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement of the parties hereto will be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor. Any party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS/ENDISPUTE, with a copy to the other party or parties, as applicable. The arbitration will be conducted in accordance with the provisions of this Agreement and JAMS/ENDISPUTE’s Comprehensive Arbitration Rules and Procedures (“Arbitration Rules”) in effect at the time of filing of the demand for arbitration, and California Code of Civil Procedure Section 1282, et. seq. (the “Code of Civil Procedure”), as amended. Specifically, Section 1283.05 of the Code of Civil Procedure shall govern the rights of discovery. To the extent there exists an inconsistency between this Agreement, the Arbitration Rules and the Code of Civil Procedure, the Agreement, the Code of Civil Procedure and then the Arbitration Rules will apply on such order. The parties herein will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE’s panel of neutrals, and in scheduling the arbitration proceedings. The parties herein covenant that they shall participate in the arbitration in good faith, and that they shall initially share equally in its costs, unless otherwise required by law; provided, however, the prevailing party is entitled to reimbursement of all attorneys’ fees, expenses, and costs of arbitration. Notwithstanding anything to the contrary provided in the Arbitration Rules, the arbitrator will issue written findings of fact and conclusions of law in accordance with California law. All findings of fact will be final and non-appealable, except as provided by the Arbitration Rules. Findings of law will be appealable to a court of competent jurisdiction, as limited by this Agreement. The provisions of this Section may be enforced by any court of competent jurisdiction, as limited by this Agreement, and the prevailing party or parties in such arbitration will be entitled to an award of all costs, fees, expenses, including attorneys’ fees, to be paid by the non-prevailing party or parties. Notwithstanding the foregoing, a party may seek injunctive relief in a court of competent jurisdiction, as limited by this Agreement, without seeking arbitration. Any arbitration hereunder shall take place in Chicago, Illinois.

(l) Attorneys’ Fees. If any party hereto brings an arbitration action pertaining to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party all reasonable costs and expenses of the arbitration, including reasonable attorneys’ and arbitrator fees and costs, in such amounts as may be determined in the discretion of the arbitrator having jurisdiction of such action.

(m) Knowledge of Seller Group. For purposes hereof, the phrase “to Seller Group’s knowledge” or any variation thereof shall mean the actual knowledge, upon reasonable inquiry, of: Charles Salmons, Maurice E. Carson and David J. Anderson.

(n) Exclusive Dealing. From the date hereof and through and until the Initial Closing or a termination of this Agreement pursuant to Section 15, neither Seller Group nor any of its directors, officers, employees, representatives or agents, will, directly or indirectly, solicit or initiate any discussions or negotiations with, or participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group (other than Purchaser) concerning any sale of the Assets or any sale of the Business or any similar transaction involving control thereof.

(o) Confidentiality and Publicity. All information acquired by any party or its respective agents or representatives of the business of the other party hereto shall be held in the strictest confidence (except if such information is in the public domain or readily obtainable from independent sources or required by law to be disclosed) and if the transactions contemplated hereby are not consummated, no party shall use or disclose any such information to any third parties (except to the extent publicly available or readily obtainable from independent sources or required by law to be disclosed). The timing and text of announcements or statements pertaining to the subject matter of this Agreement or the transactions contemplated herein will be mutually agreed to by Seller Group and Purchaser, except that any party hereto may make any l disclosure it is legally required to make under applicable securities laws without approval of the other party.

(p) No Electronic Writings. No electronic record or electronic signature (other than facsimile) shall be deemed to be a writing so as to satisfy any requirement under this Agreement that any agreement, waiver, amendment, notice or other instrument delivered by a party to this Agreement under or pursuant hereto be in writing.

(q) Interpretation.

(i) In the negotiation of this Agreement, each party has received advice from its own attorney. This Agreement is not to be construed for or against any party based on which party drafted any of the provisions of this Agreement.

(ii) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.

(iii) This Agreement does not, and is not intended to, confer any rights or remedies in favor of any person other than the parties signing this Agreement, except as may be specifically set forth in other provisions of this Agreement.

(iv) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(v) (A) Unless the context clearly implies otherwise, an affirmative covenant of, or a condition requiring action to be taken by, Seller Group hereunder, shall be deemed to have been complied with, performed or satisfied, as applicable, if the applicable action is taken by any member of Seller Group.

(B) Unless the context clearly implies otherwise, a statement regarding the status (financial or otherwise) of Seller Group hereunder shall be deemed to refer to all of members of Seller Group, taken together on a consolidated basis.

(vi) Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference.

(r) Designation of Agent for Service of Process. Each Purchaser entity other than SV US does hereby appoint SV US as its agent for service of process in connection with any claims brought by Seller Group or K&S in respect of this Agreement or any other agreement contemplated hereby. Each Seller Group entity other than Interconnect does hereby appoint Interconnect as its agent for service of process in connection with any claims brought by Purchaser in respect of this Agreement or any other agreement contemplated hereby.

(s) Further Assurance. Each party hereto will execute and/or cause to be delivered to each other party hereto such instruments and other documents, and will take such other actions, as such other party may reasonably request (prior to, at or after the Initial Closing and prior to, at or after the China Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement or any other agreements or documents related hereto.

(t) French Sub. To the extent that this Agreement provides for action to be taken by or on behalf of French Sub, K&S and Interconnect shall cause French Sub to take such action.

(u) Assignment. This agreement may not be assigned by any party hereto prior to the Initial Closing without the written consent of each of the other parties hereto.

(v) Defined Terms. Attached hereto as Exhibit D is an index to the defined terms in this Agreement.

[Signature Page Follows]

The parties hereto have executed this Agreement as of the Effective Date.

PURCHASER:

SV Probe, Inc.
a California corporation

By:	/s/ KEVIN M. KURTZ
Kevin M. Kurtz
President and Chief Executive Officer

SV Probe Pte. Ltd.
a Singapore corporation

By:	/s/ KEVIN M. KURTZ
Kevin M. Kurtz
President and Chief Executive Officer

K&S:

Kulicke and Soffa Industries, Inc.
a Pennsylvania corporation

By:	/s/ MAURICE E. CARSON
Name:	Maurice E. Carson
Title:	Vice President and Chief Financial Officer

SELLER GROUP:

K&S Interconnect, Inc.
a Delaware corporation

By:	/s/ MAURICE E. CARSON
Name:	Maurice E. Carson
Title:	Vice President, Treasurer

Kulicke and Soffa (Suzhou), Ltd.
a corporation organized under the laws of the People’s Republic of China

By:	/s/ MAURICE E. CARSON
Name:	Maurice E. Carson
Title:	Director

Kulicke and Soffa (Japan) Ltd.
a corporation organized under the laws of Japan

By:	/s/ MAURICE E. CARSON
Name:	Maurice E. Carson
Title:	Director

Kulicke & Soffa (S.E.A.) Pte Ltd.
a corporation organized under the laws of Singapore

By:	/s/ MAURICE E. CARSON
Name:	Maurice E. Carson
Title:	Director

Kulicke & Soffa Test Taiwan Co. Ltd.
a corporation organized under the laws of Taiwan

By:	/s/ MAURICE E. CARSON
Name:	Maurice E. Carson
Title:	Director, Supervisor